Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Par Pacific Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c) and 457(h))	300,000(1)	$23.67(2)	$7,101,000	0.00011020	$782.53
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$7,101,000		$782.53
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$782.53

(1)

Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 and based on the average of the high and low prices of a share of the registrant’s Common Stock as reported on the New York Stock Exchange on June 20, 2023.